Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cabaletta Bio, Inc. for the registration of its common stock, preferred shares, debt securities, warrants and/or units and to the incorporation by reference therein of our report dated March 16, 2023, with respect to the financial statements of Cabaletta Bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA

March 16, 2023